Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
October 26, 2017	TRADED: Nasdaq

LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, October 26 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal first quarter ended September 30, 2017. Effective July 1, 2017, David A. Ciesinski succeeded John B. Gerlach, Jr. as Lancaster Colony’s Chief Executive Officer. This change resulted in modifications to the company’s approach to managing its business, assessing performance and allocating resources. Consequently, the company’s segment reporting structure has been amended to align with these changes, and our financial results will now be presented as two reportable segments: Retail and Foodservice. Additional details regarding this change are provided in the company’s Form 8-K that was filed this morning.
Highlights of the company’s results for the fiscal first quarter ended September 30, 2017 are as follows:

•	Consolidated net sales increased 2.6% to a first quarter record $298.9 million versus $291.4 million last year.

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Retail net sales grew 6.2% to $162.1 million as organic sales advanced 4.0% and the sales from Angelic Bakehouse, acquired in November 2016, added 2.2%. Organic sales growth was led by volume gains from Sister Schubert's® frozen dinner rolls, Marzetti® caramel dips, Olive Garden® dressings and New York BRAND® Bakery frozen garlic bread products. Net sales of Marzetti produce dressings also showed a slight improvement in the quarter. Trade spending and coupon expenses as a percentage of net sales were flat compared to the prior-year quarter.

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Foodservice net sales decreased 1.4%, reflecting continued overall softness in the restaurant industry. Sales volumes to our national chain restaurant accounts were below the prior-year amount, partially offset by a modest level of inflationary pricing. Sales attributed to limited-time-offer programs with our national chain customers were nearly equal to last year.

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Consolidated gross profit declined $5.1 million to $75.5 million driven by the impact of increased commodity costs, most notably soybean oil, dairy ingredients, eggs and garlic, in addition to higher freight costs. Savings realized from our lean six sigma program and the inflationary foodservice pricing served to partially offset the higher freight and commodity costs in the quarter. Selling, general and administrative expenses increased $1.3 million due to incremental amortization expense and other recurring noncash charges attributed to the Angelic Bakehouse business along with recent investments in business initiatives and personnel dating back to our fiscal third quarter of last year to support continued growth.

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Consolidated operating income declined to $44.3 million from $50.8 million in the prior year on the lower gross profit and increased SG&A expenses. Both the Retail and Foodservice segments were unfavorably influenced by the higher freight and commodity costs referenced above. Retail operating margin decreased from 22.8% to 20.3%, including the full impact of the Angelic Bakehouse noncash charges totaling $0.8 million. Foodservice operating margin dropped from 14.4% to 10.7%. The prior-year margin reflected a significant benefit from lower ingredient costs that were only partially offset by deflationary pricing. The reduction in corporate expenses within SG&A was primarily due to non-recurring costs incurred in the prior-year quarter related to closed business operations.

•	Net income was $29.4 million, or $1.07 per diluted share, compared to $33.4 million, or $1.22 per diluted share, last year.

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The regular quarterly cash dividend was continued at the higher level of $.55 per share set in November 2016. The company’s balance sheet remained debt free on September 30, 2017 with $157.2 million in cash and equivalents.

CEO David A. Ciesinski commented, “We were pleased with the sales growth in our Retail segment that led to a record level of consolidated net sales in the fiscal first quarter. We will continue to rely upon our strengths in innovation and product development to drive top line growth. A recent example of this is our new Marzetti® Simply 60TM line of refrigerated dressings for the retail market with 60 calories per serving made with simple ingredients such as real buttermilk and extra virgin olive oil.
Looking ahead to our fiscal second quarter, historically our biggest sales quarter of the year, we expect higher freight costs to persist due to higher freight premiums resulting from constrained capacity in the aftermath of the recent hurricanes in the southern U.S. We also anticipate commodity costs to remain a headwind with eggs, soybean oil, dairy ingredients and garlic showing notable cost increases over the prior year. Savings gained from our lean six sigma projects, some inflationary pricing in the foodservice channel and net price realization initiatives now underway in retail will help to offset increased costs.”
Conference Call on the Web
The company’s first quarter conference call is scheduled for this morning, October 26, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.

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Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	fluctuations in the cost and availability of ingredients and packaging;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	price and product competition;

•	the reaction of customers or consumers to price increases we may implement;

•	the impact of customer store brands on our branded retail volumes;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	the success and cost of new product development efforts;

•	dependence on key personnel and changes in key personnel;

•	the effect of consolidation of customers within key market channels;

•	the lack of market acceptance of new products;

•	the ability to successfully grow recently acquired businesses;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	the potential for loss of larger programs or key customer relationships;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	efficiencies in plant operations;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	stability of labor relations;

•	the outcome of any litigation or arbitration;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	changes in estimates in critical accounting judgments; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com
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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended September 30,
	2017	2016
Net sales	$298,916	$291,361
Cost of sales	223,439	210,727
Gross profit	75,477	80,634
Selling, general & administrative expenses	31,151	29,880
Operating income	44,326	50,754
Other, net	358	87
Income before income taxes	44,684	50,841
Taxes based on income	15,298	17,441
Net income	$29,386	$33,400

Net income per common share: (a)
Basic and diluted	$1.07	$1.22

Cash dividends per common share	$0.55	$0.50

Weighted average common shares outstanding:
Basic	27,396	27,363
Diluted	27,451	27,430

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2017	2016
NET SALES
Retail	$162,144	$152,662
Foodservice	136,772	138,699
Total Net Sales	$298,916	$291,361

OPERATING INCOME
Retail	$32,867	$34,806
Foodservice	14,688	20,019
Corporate expenses	(3,229)	(4,071)
Total Operating Income	$44,326	$50,754

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2017	June 30, 2017
ASSETS
Current assets:
Cash and equivalents	$157,178	$143,104
Receivables	82,944	69,922
Inventories	85,266	76,376
Other current assets	5,704	11,744
Total current assets	331,092	301,146
Net property, plant and equipment	183,797	180,671
Other assets	234,274	234,588
Total assets	$749,163	$716,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,796	$41,353
Accrued liabilities	47,820	35,270
Total current liabilities	95,616	76,623
Other noncurrent liabilities and deferred income taxes	63,001	63,805
Shareholders’ equity	590,546	575,977
Total liabilities and shareholders’ equity	$749,163	$716,405

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